UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 5)1

Itron, Inc.
(Name of Issuer)

Common Stock, no par value per share
(Title of Class of Securities)

465741106
(CUSIP Number)

SAMANTHA NASELLO
SCOPIA CAPITAL MANAGEMENT LP
152 West 57th Street, 33rd Floor
New York, New York 10019
(212) 370-0303

STEVE WOLOSKY
OLSHAN FROME WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 15, 2015
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LONG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 31,414
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 31,414
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,414
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LB LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 45,402
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 45,402
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 45,402
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA PX LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 868,708
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 868,708
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 868,708
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.3%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA PARTNERS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 25,226
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 25,226
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,226
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LONG QP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 15,865
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 15,865
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,865
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA WINDMILL FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 628,417
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 628,417
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 628,417
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 163,566
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 163,566
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 163,566
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA PX INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,147,379
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,147,379
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,147,379
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LB INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 122,207
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 122,207
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 122,207
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA LONG INTERNATIONAL MASTER FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 131,664
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 131,664
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 131,664
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 1%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA CAPITAL GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,179,848
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,179,848
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,179,848
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	o
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.4%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA CAPITAL MANAGEMENT LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,259,061
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,259,061
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,259,061
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%
14	TYPE OF REPORTING PERSON PN

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON SCOPIA MANAGEMENT, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,259,061
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 3,259,061
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,259,061
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%
14	TYPE OF REPORTING PERSON CO

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON MATTHEW SIROVICH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 3,259,061
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 3,259,061
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,259,061
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 465741106

1	NAME OF REPORTING PERSON JEREMY MINDICH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER - 0 -
	8	SHARED VOTING POWER 3,259,061
	9	SOLE DISPOSITIVE POWER - 0 -
	10	SHARED DISPOSITIVE POWER 3,259,061
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,259,061
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.6%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 465741106

The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned (“Amendment No. 5”).  This Amendment No. 5 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Long QP, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and held in the Managed Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 31,414 Shares beneficially owned by Scopia Long is approximately $1,044,435, excluding brokerage commissions.

The aggregate purchase price of the 45,402 Shares beneficially owned by Scopia LB is approximately $1,494,868, excluding brokerage commissions.

The aggregate purchase price of the 868,708 Shares beneficially owned by Scopia PX is approximately $28,672,358, excluding brokerage commissions.

The aggregate purchase price of the 25,226 Shares beneficially owned by Scopia Partners is approximately $832,040, excluding brokerage commissions.

The aggregate purchase price of the 15,865 Shares beneficially owned by Scopia Long QP is approximately $590,578, excluding brokerage commissions.

The aggregate purchase price of the 628,417 Shares beneficially owned by Scopia Windmill is approximately $20,841,031, excluding brokerage commissions.

The aggregate purchase price of the 163,566 Shares beneficially owned by Scopia International is approximately $5,394,542, excluding brokerage commissions.

The aggregate purchase price of the 1,147,379 Shares beneficially owned by Scopia PX International is approximately $37,857,001, excluding brokerage commissions.

The aggregate purchase price of the 122,207 Shares beneficially owned by Scopia LB International is approximately $4,004,224, excluding brokerage commissions.

The aggregate purchase price of the 131,664 Shares beneficially owned by Scopia Long International is approximately $4,376,138, excluding brokerage commissions.

The aggregate purchase price of the 79,213 Shares held in the Managed Account is approximately $2,613,323, excluding brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 37,897,742 Shares outstanding as of October 31, 2015, which is the total number of Shares outstanding as reported in the Issuer’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 5, 2015.

CUSIP NO. 465741106

A.	Scopia Long

(a)	As of the close of business on December 16, 2015, Scopia Long beneficially owned 31,414 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 31,414
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 31,414
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the securities of the Issuer by Scopia Long since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

B.	Scopia LB

(a)	As of the close of business on December 16, 2015, Scopia LB beneficially owned 45,402 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 45,402
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 45,402
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the securities of the Issuer by Scopia LB since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

C.	Scopia PX

(a)	As of the close of business on December 16, 2015, Scopia PX beneficially owned 868,708 Shares.

Percentage: Approximately 2.3%

(b)	1. Sole power to vote or direct vote: 868,708
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 868,708
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the securities of the Issuer by Scopia PX since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

D.	Scopia Partners

(a)	As of the close of business on December 16, 2015, Scopia Partners beneficially owned 25,226 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 25,226
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 25,226
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the securities of the Issuer by Scopia Partners since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

E.	Scopia Long QP

(a)	As of the close of business on December 16, 2015, Scopia Long QP beneficially owned 15,865 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 15,865
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 15,865
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the securities of the Issuer by Scopia Long QP since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

F.	Scopia Windmill

(a)	As of the close of business on December 16, 2015, Scopia Windmill beneficially owned 628,417 Shares.

Percentage: Approximately 1.7%

(b)	1. Sole power to vote or direct vote: 628,417
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 628,417
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the securities of the Issuer by Scopia Windmill since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

G.	Scopia International

(a)	As of the close of business on December 16, 2015, Scopia International beneficially owned 163,566 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 163,566
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 163,566
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the securities of the Issuer by Scopia International since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

H.	Scopia PX International

(a)	As of the close of business on December 16, 2015, Scopia PX International beneficially owned 1,147,379 Shares.

Percentage: Approximately 3.0%

(b)	1. Sole power to vote or direct vote: 1,147,379
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,147,379
4. Shared power to dispose or direct the disposition: 0

(c)
The transactions in the securities of the Issuer by Scopia PX International since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

I.	Scopia LB International

(a)	As of the close of business on December 16, 2015, Scopia LB International beneficially owned 122,207 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 122,207
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 122,207
4. Shared power to dispose or direct the disposition: 0

(c)
The transactions in the securities of the Issuer by Scopia LB International since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

J.	Scopia Long International

(a)	As of the close of business on December 16, 2015, Scopia Long International beneficially owned 131,664 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 131,664
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 131,664
4. Shared power to dispose or direct the disposition: 0

(c)
The transactions in the securities of the Issuer by Scopia Long International since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

K.	Scopia Capital

(a)
Scopia Capital, as the Managing Member of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners and Scopia Long QP, and the general partner of each of Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International and Scopia Long International, may be deemed the beneficial owner of the: (i)  31,414 Shares owned by Scopia Long; (ii)  45,402 Shares owned by Scopia LB; (iii)  868,708 Shares owned by Scopia PX; (iv) 25,226 Shares owned by Scopia Partners; (v) 15,865 Shares owned by Scopia Long QP; (vi)  628,417 Shares owned by Scopia Windmill; (vii) 163,566 Shares owned by Scopia International; (viii) 1,147,379 Shares owned by Scopia PX International; (ix) 122,207  Shares owned by Scopia LB International; and (x) 131,664 Shares owned by Scopia Long International.

Percentage: Approximately 8.4%

(b)	1. Sole power to vote or direct vote: 3,179,848
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,179,848
4. Shared power to dispose or direct the disposition: 0

(c)
Scopia Capital has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 4 to the Schedule 13D.  The transactions in the securities of the Issuer on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Long QP, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International and Scopia Long International since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

L.	Scopia Management

(a)
As of the close of business on December 16, 2015, 79,213 Shares were held in the Managed Account. Scopia Management, as the Investment Manager of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Long QP, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and the Managed Account, may be deemed the beneficial owner of the: (i)  31,414 Shares owned by Scopia Long; (ii)  45,402 Shares owned by Scopia LB; (iii)  868,708 Shares owned by Scopia PX; (iv) 25,226 Shares owned by Scopia Partners; (v) 15,865 Shares owned by Scopia Long QP; (vi)  628,417 Shares owned by Scopia Windmill; (vii) 163,566 Shares owned by Scopia International; (viii) 1,147,379 Shares owned by Scopia PX International; (ix) 122,207  Shares owned by Scopia LB International; (x) 131,664 Shares owned by Scopia Long International; and (xi)  79,213 Shares held in the Managed Account.

Percentage: Approximately 8.6%

(b)	1. Sole power to vote or direct vote: 3,259,061
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,259,061
4. Shared power to dispose or direct the disposition: 0

(c)
The transactions in the securities of the Issuer by Scopia Management through the Managed Account and on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Long QP, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International and Scopia Long International since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

CUSIP NO. 465741106

M.	Scopia Inc.

(a)
Scopia Inc., as the general partner of Scopia Management, may be deemed the beneficial owner of the: (i)  31,414 Shares owned by Scopia Long; (ii)  45,402 Shares owned by Scopia LB; (iii)  868,708 Shares owned by Scopia PX; (iv) 25,226 Shares owned by Scopia Partners; (v) 15,865 Shares owned by Scopia Long QP; (vi)  628,417 Shares owned by Scopia Windmill; (vii) 163,566 Shares owned by Scopia International; (viii) 1,147,379 Shares owned by Scopia PX International; (ix) 122,207  Shares owned by Scopia LB International; (x) 131,664 Shares owned by Scopia Long International; and (xi)  79,213 Shares held in the Managed Account.

Percentage: Approximately 8.6%

(b)	1. Sole power to vote or direct vote: 3,259,061
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 3,259,061
4. Shared power to dispose or direct the disposition: 0

(c)
Scopia Inc. has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 4 to the Schedule 13D.  The transactions in the securities of the Issuer on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Long QP, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and through the Managed Account since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

N.	Mr. Sirovich

(a)
Mr. Sirovich, as a Managing Member of Scopia Capital and Managing Director of Scopia Inc., may be deemed the beneficial owner of the: (i)  31,414 Shares owned by Scopia Long; (ii)  45,402 Shares owned by Scopia LB; (iii)  868,708 Shares owned by Scopia PX; (iv) 25,226 Shares owned by Scopia Partners; (v) 15,865 Shares owned by Scopia Long QP; (vi)  628,417 Shares owned by Scopia Windmill; (vii) 163,566 Shares owned by Scopia International; (viii) 1,147,379 Shares owned by Scopia PX International; (ix) 122,207  Shares owned by Scopia LB International; (x) 131,664 Shares owned by Scopia Long International; and (xi)  79,213 Shares held in the Managed Account.

Percentage: Approximately 8.6%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,259,061
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,259,061

(c)
Mr. Sirovich has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 4 to the Schedule 13D.  The transactions in the securities of the Issuer on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Long QP, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and through the Managed Account since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

O.	Mr. Mindich

(a)
Mr. Mindich, as a Managing Member of Scopia Capital and Managing Director of Scopia Inc., may be deemed the beneficial owner of the: (i)  31,414 Shares owned by Scopia Long; (ii)  45,402 Shares owned by Scopia LB; (iii)  868,708 Shares owned by Scopia PX; (iv) 25,226 Shares owned by Scopia Partners; (v) 15,865 Shares owned by Scopia Long QP; (vi)  628,417 Shares owned by Scopia Windmill; (vii) 163,566 Shares owned by Scopia International; (viii) 1,147,379 Shares owned by Scopia PX International; (ix) 122,207  Shares owned by Scopia LB International; (x) 131,664 Shares owned by Scopia Long International; and (xi)  79,213 Shares held in the Managed Account.

Percentage: Approximately 8.6%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,259,061
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,259,061

(c)
Mr. Mindich has not entered into any transactions in the securities of the Issuer since the filing of Amendment No. 4 to the Schedule 13D.  The transactions in the securities of the Issuer on behalf of each of Scopia Long, Scopia LB, Scopia PX, Scopia Partners, Scopia Long QP, Scopia Windmill, Scopia International, Scopia PX International, Scopia LB International, Scopia Long International and through the Managed Account since the filing of Amendment No. 4 to the Schedule 13D are set forth in Schedule A and are incorporated herein by reference.

The Reporting Persons, as members of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Person.  Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

CUSIP NO. 465741106

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  December 17, 2015

SCOPIA LONG LLC SCOPIA LB LLC SCOPIA PX LLC SCOPIA PARTNERS LLC SCOPIA LONG QP LLC SCOPIA LONG INTERNATIONAL MASTER FUND LP	SCOPIA WINDMILL FUND LP SCOPIA INTERNATIONAL MASTER FUND LP SCOPIA PX INTERNATIONAL MASTER FUND LP SCOPIA LB INTERNATIONAL MASTER FUND LP

By:	Scopia Capital Management LP
Investment Manager

By:	Scopia Management, Inc.
General Partner

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director

SCOPIA CAPITAL MANAGEMENT LP

By:	Scopia Management, Inc. General Partner

By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich
	Title:	Managing Director

SCOPIA CAPITAL GP LLC			SCOPIA MANAGEMENT, INC.

By:	/s/ Matthew Sirovich		By:	/s/ Matthew Sirovich
	Name:	Matthew Sirovich		Name:	Matthew Sirovich
	Title:	Managing Member		Title:	Managing Director

CUSIP NO. 465741106

/s/ Matthew Sirovich
MATTHEW SIROVICH

/s/ Jeremy Mindich
JEREMY MINDICH

CUSIP NO. 465741106

SCHEDULE A

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 4 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale

SCOPIA LONG LLC

Purchase of Common Stock	157	35.2793	12/11/2015
Purchase of Common Stock	284	34.9239	12/14/2015
Purchase of Common Stock	3,063	35.2893	12/15/2015
Purchase of Common Stock	231	35.3753	12/15/2015

SCOPIA LB LLC

Purchase of Common Stock	233	35.2793	12/11/2015
Purchase of Common Stock	422	34.9239	12/14/2015
Purchase of Common Stock	4,543	35.2893	12/15/2015
Purchase of Common Stock	343	35.3753	12/15/2015

SCOPIA PX LLC

Purchase of Common Stock	4,652	35.2793	12/11/2015
Purchase of Common Stock	8,401	34.9239	12/14/2015
Purchase of Common Stock	90,543	35.2893	12/15/2015
Purchase of Common Stock	6,841	35.3753	12/15/2015

SCOPIA PARTNERS LLC

Purchase of Common Stock	126	35.2793	12/11/2015
Purchase of Common Stock	227	34.9239	12/14/2015
Purchase of Common Stock	2,451	35.2893	12/15/2015
Purchase of Common Stock	185	35.3753	12/15/2015

SCOPIA LONG QP LLC

Purchase of Common Stock	74	35.2793	12/11/2015
Purchase of Common Stock	134	34.9239	12/14/2015
Purchase of Common Stock	1,442	35.2893	12/15/2015
Purchase of Common Stock	109	35.3753	12/15/2015

CUSIP NO. 465741106

SCOPIA WINDMILL FUND LP

Purchase of Common Stock	3,463	35.2793	12/11/2015
Purchase of Common Stock	6,254	34.9239	12/14/2015
Purchase of Common Stock	67,406	35.2893	12/15/2015
Purchase of Common Stock	5,093	35.3753	12/15/2015

SCOPIA INTERNATIONAL MASTER FUND LP

Purchase of Common Stock	764	35.2793	12/11/2015
Purchase of Common Stock	1,380	34.9239	12/14/2015
Purchase of Common Stock	14,876	35.2893	12/15/2015
Purchase of Common Stock	1,124	35.3753	12/15/2015

SCOPIA PX INTERNATIONAL MASTER FUND LP

Purchase of Common Stock	5,845	35.2793	12/11/2015
Purchase of Common Stock	10,554	34.9239	12/14/2015
Purchase of Common Stock	113,736	35.2893	12/15/2015
Purchase of Common Stock	8,595	35.3753	12/15/2015

SCOPIA LB INTERNATIONAL MASTER FUND LP

Purchase of Common Stock	627	35.2793	12/11/2015
Purchase of Common Stock	1,132	34.9239	12/14/2015
Purchase of Common Stock	12,203	35.2893	12/15/2015
Purchase of Common Stock	922	35.3753	12/15/2015

SCOPIA LONG INTERNATIONAL MASTER FUND LP

Purchase of Common Stock	658	35.2793	12/11/2015
Purchase of Common Stock	1,188	34.9239	12/14/2015
Purchase of Common Stock	12,802	35.2893	12/15/2015
Purchase of Common Stock	967	35.3753	12/15/2015

SCOPIA CAPITAL MANAGEMENT LP
(Through the Managed Account)

Purchase of Common Stock	401	35.2793	12/11/2015
Purchase of Common Stock	724	34.9239	12/14/2015
Purchase of Common Stock	7,804	35.2893	12/15/2015
Purchase of Common Stock	590	35.3753	12/15/2015